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| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*


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        (Last)                      (First)                        (Middle)

       Levinthal                    Michael                           J.
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                                   (Street)
    c/o Concur Technologies
    6222 185th Avenue NE
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        (City)                      (State)                           (Zip)
       Redmond                        WA                              98052
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2.  Issuer Name and Ticker or Trading Symbol

    Concur Technologies, Inc. (NASDAQ:CNQR)
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4.  Statement for Month/Year

    May 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    X  Director        Officer                 10% Owner        Other
   ---             --- (give title below)  ---              --- (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

         Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title          2. Transaction     3. Transaction    4. Securities Acquired (A)   5. Amount of        6. Ownership  7. Nature of
   of Security       Date (Month/       Code              or Disposed of (D)           Securities          Form:         Indirect
   (Instr. 3)        Day/Year)          (Instr. 8)        (Instr. 3, 4 and 5)          Beneficially        Direct (D)    Bene-
                                     -------------------------------------------       Owned at End        or Indirect   ficial
                                                                (A) or                 of Month            (I)           Ownership
                                      Code     V       Amount   (D)       Price        (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
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
Common Stock          5/31/01           P               10,450    A        $1.10                                  D
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Common Stock          5/31/01           P                5,500    A        $1.10                                  D
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Common Stock          5/31/01           P               38,500    A        $1.10                                  D
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Common Stock          5/31/01           P               11,000    A        $1.10                                  D
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Common Stock          5/31/01           P               11,000    A        $1.10                                  D
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Common Stock          5/31/01           P               33,000    A        $1.10                                  D
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Common Stock          5/31/01           P                  540    A        $1.08           169,990                D
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                                                                                            79,299                I         (1)
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative       2. Conversion or        3. Transaction           4. Transaction       5. Number of Derivative
    Security (Instr. 3)          Exercise                Date                     Code                 Securities
                                 Price of                (Month/Day/Year)         (Instr. 8)           Acquired (A) or
                                 Derivative                                                            Disposed of (D)
                                 Security                                                              (Instr. 3, 4, and 5)
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                                                                                 Code      V            (A)          (D)
-----------------------------------------------------------------------------------------------------------------------------

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

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 6. Date Exercisable          7. Title and Amount of       8. Price of         9. Number of       10. Ownership    11. Nature of
    and Expiration               Underlying Securities        Derivative          Derivative          Form of          Indirect
    Date                         (Instr. 3 and 4)             Security            Securities          Derivative       Beneficial
    (Month/Day/                                               (Instr. 5)          Beneficially        Security:        Ownership
    Year)                                                                         Owned at            Direct           (Instr. 4)
                                                                                  End of Month        (D) or
                                                                                  (Inst.4)            Indirect (I)
                                                                                                      (Instr. 4)
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                                           Amount or
 Date          Expiration                  Number of
 Exercisable   Date               Title    Shares
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

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
Explanation of Responses:
(1)  Represents shares owned indirectly as trustee for certain family trusts.


             /s/ Michael J. Levinthal           6/8/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date
                 Michael J. Levinthal

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2